                                                                  EXHIBIT 4.10.1



                               FIRST AMENDMENT TO
                   WARRANT FOR PURCHASE SHARES OF COMMON STOCK
                      OF NORRIS COMMUNICATIONS CORPORATION
                    (FOR 129,230 SHARES DATED MARCH 25, 1996)

This shall constitute an Amendment to that certain Warrant for the Purchase of Shares of Common Stock (the "Warrant") executed as of March 25, 1996, by Norris Communications Corporation (predecessor to Norris Communications, Inc., the "Issuer") in favor of First Bermuda Securities Limited (the "Holder"), which agreement granted to Holder the right to purchase 129,230 shares of common stock of the Corporation, Said Warrant is hereby amended and modified in the following manner:

1. To cancel 101,730 shares subject to option, amend the Warrant to reflect 27,500 shares subject to option and amend the Exercise Price to $0.25 per share, the first paragraph of the Warrant is hereby deleted and replaced with the following paragraph:

     "This certifies that, for value received, First Bermuda Securities Limited and any subsequent transferee pursuant to the terms of the Agreement and this Warrant (each, "Holder") is entitled to purchase, subject to the provisions of this Warrant, from Norris Communications, Inc., a Delaware corporation (the "Issuer"), at any time or from time to time on or after the date hereof and on or before March 25, 2001 (the "Expiration Date"), 27,500 fully paid and nonassessable shares of common stock, par value $0.001 (the "Common Stock"), of the Issuer at a price equal to $0.25 per share (the "Exercise Price") (such shares of Common Stock and other securities issued and issuable upon exercise of this Warrant, the "Warrant Shares")."

All other provisions of the Warrant shall remain in full force and effect as amended, without modification.

The undersigned Holder acknowledges that the Warrant has not been assigned, transferred, pledged or encumbered in any manner and that the undersigned has all corporate power and authority to execute this amendment which is a binding agreement between Holder and Issuer.

IN WITNESS WHEREOF, the Issuer and Holder have caused this Amendment to be executed by duly authorized officers effective as of this 29th day of September, 1997.

NORRIS COMMUNICATIONS, INC.


BY: /s/  Alfred H. Falk
   ------------------------------------
       Alfred H. Falk, President

FIRST BERMUDA SECURITIES LIMITED

BY: /s/ Maxwell Roberts
   ------------------------------------
       Maxwell Roberts, Chief Operating Officer

Printed Name: Maxwell Roberts
             --------------------------
Position: Chief Operating Officer
         ------------------------------